Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 9, 2014

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Holiday Sales

PHILADELPHIA, PA, January 9, 2014—Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced record net sales for the two months ended December 31, 2013.

Total Company net sales for the two months increased to $716 million or 8% over the same period last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 3%. Comparable Retail segment net sales increased 21% at Free People and 11% at Anthropologie and decreased 6% at Urban Outfitters. Wholesale segment net sales increased 21%.

“I am pleased to announce record URBN sales for the 2013 Holiday period,” said Richard A. Hayne, Chief Executive Officer. “Our Anthropologie and Free People brands delivered outstanding results despite the extreme promotional retail environment,” finished Mr. Hayne.

For the 11-month period ended December 31, 2013, total Company net sales increased to $2.9 billion or 11% over the same period last year. Comparable Retail segment net sales increased 7%. Wholesale segment net sales increased 19%.

During the 11 months ended December 31, 2013, the Company opened a total of 36 new stores including: 15 Urban Outfitters stores, 12 Free People stores and 9 Anthropologie stores, and closed 1 Urban Outfitters store and 1 Anthropologie store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 229 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 188 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 89 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of December 31, 2013.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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